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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported):   May 7, 1996



                                 UNITRIN, INC.
    ______________________________________________________________________
            (Exact name or registrant as specified in its charter)


                  Delaware             0-18298              95-4255452
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(State or other Jurisdiction        (Commission         (IRS Employer
         of Incorporation)          File Number)        Identification No.)



One East Wacker Drive, Chicago, Illinois                                  60601
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(Address of principal executive offices)                              (Zip Code)



                                 (312) 661-4600
     ______________________________________________________________________
              (Registrant's telephone number, including area code)
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ITEM 5.  OTHER EVENTS.


In its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, Unitrin, Inc. ("Unitrin") reported that one of its investee companies, Litton Industries, Inc. ("Litton"), had announced an agreement to acquire Steerage Corp. in exchange for 2.2 million shares of Litton common stock and other consideration and that such acquisition (the "Steerage Acquisition") would be accounted for by Litton under the pooling of interests method of accounting. Unitrin recognizes into income its equity share of changes in an investee's reported net assets resulting from an investee's issuance of stock that is not part of a broader corporate reorganization. Unitrin further reported that, based upon pro forma financial statements published by Litton, Unitrin expected to record a loss of approximately $5 million upon completion by Litton of the Steerage Acquisition.

On May 7, 1996, Litton announced that it had agreed to amend the terms of the Steerage Acquistion to pay all cash. Cash acquisitions are accounted for under the purchase method of accounting and, accordingly, Unitrin will not record a loss upon completion of the Steerage Acquisition.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     UNITRIN, INC.
                                               _________________________
                                                     (Registrant)



DATE:  May 7, 1996                             By: /s/ Eric J. Draut
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                                                   Eric J. Draut, Treasurer